Exhibit 10.1

Business Agreement

This Business Agreement is made on October 21st,2011 in P.R.C.by and between:

VelaTel Global Communications Inc.(“VelaTel”)
Address: 12656 High Bluff Drive, Suite 155, San Diego, California 92130 USA

Next Generation Special Network Communications Technology Co. Ltd. (“NGSN”)
Address: 4th Floor, Putian Building, No. 6 North Second Street, Haidian District, Beijing, 100080, PRC

VelaTel and NGSN are each referred to as a “Party” and together as the “Parties.”

WHEREAS:

A.
VelaTel is in the business of designing, building, deploying and operating high speed wireless broadband telecommunications networks in key markets throughout the world. VelaTel has technical expertise, sales, marketing, customer support, relationships with equipment vendors and access to vendor and institutional financing (collectively “VelaTel Resources”).

B.
NGSN holds a License for Value-added Telecom Service Business (“SP License”, see Annex 1 to this Agreement), by which NGSN is authorized to provide information service business nationwide in the People’s Republic of China (“PRC”) on wireless networks.

C.
NGSN has the ability to obtain licenses from appropriate government agencies in the PRC to use radio frequency spectrum in the 1.8GHz and 3.5GHz bandwidth, and has special authorizations from central, regional and local governments, including but not limited to concessions and other authorizations for the deployment of wireless broadband access networks.

D.
The Parties entered into a Memorandum of Understanding on August 26th, 2011, based on which the Parties wish to cooperate with each other, and to define the rights and obligations of each Party pursuant to the terms set forth below.

AGREEMENT

1.             Overview of Project Structure

1.1          NGSN shall, pursuant to relevant PRC laws and regulations, authorize one of its subsidiary companies (“NGSN’s Subsidiary”) to carry out telecom service business that is covered by its SP license and future telecom business related licenses (collectively “Telecom Licenses”). Such authorization shall be legal, irrevocable and exclusive. Without VelaTel’s written consent, NGSN shall not authorize any other third party to use its Telecom Licenses.  NGSN’s Subsidiary shall conduct business that is permitted under the Telecom Licenses.

1.2           VelaTel shall establish a holding company organized in Cayman Islands (“Cayman Co”) through one of its subsidiary companies.  Cayman Co shall have a wholly owned subsidiary organized in Hong Kong (“HK Co”).  HK Co shall have a wholly owned subsidiary organized in Beijing that also qualifies as a wholly foreign owned enterprise under Chinese law (“WFOE”, the Cayman Co, HK Co and WFOE are collectively referred to as “New Co”).  WFOE shall be a technical service company, engaged mainly in the business of telecom service related technology development, consulting, design, deployment management and operation management.

1.3           NGSN’s Subsidiary shall sign a set of agreements with WFOE, to exclusively and irrevocably contract WFOE for the provision of deployment management and operation management and other services by WFOE to NGSN’s Subsidiary (collectively the “Service Agreement”). WFOE and/or VelaTel shall pay capital expenditures, operating expenditures and other negative cash flow in connection with the Business for NGSN’s Subsidiary, and shall arrange financing for NGSN’s Subsidiary.  The revenue of NGSN’s Subsidiary shall be used in priority to reimburse WFOE and/or VelaTel for any amount paid for by either of them, and to repay any financing arranged by WFOE and/or VelaTel.  NGSN’s Subsidiary shall pay a service fee to WFOE, of which the method of calculation and payment shall be stipulated in the Service Agreement. In principal the total investment made by WFOE and/or VelaTel (including third-party financing) shall be no less than US$10million for each municipality and provincial capital city, and US$8million for any other city. The actual investment intensity and schedule shall comply with the Business Plan that shall be jointly prepared by NGSN’s Subsidiary and WFOE. The Business Plan shall be attached to the Shareholders and Share Subscription Agreement as a binding Annex.

1.4           VelaTel shall provide financing to WFOE and NGSN’s Subsidiary, and shall assist WFOE and/or NGSN’s Subsidiary to obtain vendor financing or other third-party financing. WFOE shall repay in priority to VelaTel the amount of financing provided by VelaTel, unless VelaTel consents for WFOE to retain the revenues for further investment until the time of equity capitalization of New Co or other time agreed by VelaTel.

1.5           As part of its capital contribution for its interest in New Co, VelaTel shall transfer to WFOE its resources concerning the design, planning and engineering works of wireless broadband network in 29 major cities throughout China (including Beijing, Shanghai, Guangzhou and other cities, a complete list the cities see Annex 2 to this Agreement）.  NGSN’s Subsidiary and/or WFOE shall have the right to use such resources when the Business of NGSN’s Subsidiary is expanded to relevant cities.

1.6           To ensure the repayment of WFOE’s financing and payment of service fees to WFOE, to the maximum extent authorized by PRC law, the revenue of NGSN’s Subsidiary shall flow directly from the customers to WFOE.  If in case some revenues must be paid to NGSN’s Subsidiary in order to comply with PRC law, it shall be paid to a special account of NGSN’s Subsidiary that is jointly controlled by NGSN’s Subsidiary and WFOE.  The shareholders of NGSN’s Subsidiary shall pledge their shares in NGSN’s Subsidiary to WFOE as collateral for this repayment obligation.

1.7           VelaTel and NGSN shall sign a Shareholders and Share Subscription Agreement, according to which NGSN is entitled to obtain up to 45% shares of Cayman Co.  25% shares of Cayman Co will be issued after the execution of the Shareholders and Share Subscription Agreement, 10% shares will be issued after NGSN obtains approval from relevant government authorities to use the 3.5GHz spectrum in the Business Territory (as defined in Article 2.3) or other spectrum that is suitable for the Business, and the rest 10% will be issued when the New Co is approved for public listing on a stock exchange. In exchange for shares in Cayman Co, NGSN shall ensure the continuous validity of its Telecom License during the term of operation of the New Co, and shall use its best efforts to obtain additional Telecom Licenses, to secure NGSN’s Subsidiary’s exclusive right of use of its Telecom Licenses, and the effective performance of the Service Agreement. Based on the success in obtaining additional Telecom Licenses and the revenue of New Co, NGSN shall be entitled to issuance of Series A common stock of VelaTel, in amounts and based on milestones which shall be detailed in the Shareholders and Share Subscription Agreement.

2.              Business and Territory

2.1           The business of NGSN’s Subsidiary shall cover all the business that is permitted by NGSN’s Telecom Licenses, and other related business (collectively “Business”), which mainly includes wireless broadband network operation, internet information service, location based service and advertising service to government, enterprise and individual customers, e.g. fleet tracking by GPS, tracking people with Alzheimer disease, tracking children and pets, meter reading services, video surveillance service, trading services, distance education, and agriculture information.

2.2           WFOE shall be the exclusive contractor to provide service to NGSN’s Subsidiary for the aforementioned Business. Where a special qualification or expertise is required for any kind of service, WFOE shall have the right to sub-contract such service to a qualified third party after notify NGSN’s Subsidiary in written.

2.3           The Business of NGSN’s Subsidiary will mainly focus on the following territories: Heilongjiang Province, Jiangsu Province, Guangxi Autonomous Region, Guangzhou City, and Chongqing City (“Business Territory”). The Parties may broaden the scope of Business Territory through discussion.

3.             The Operation and Management of New Co

3.1           New Co shall establish a Board of Directors (the "Board") which shall be composed of 3 directors, of which 2 directors shall be designated by VelaTel and 1 director shall be designated by NGSN. The Chairman of the Board shall be one of the directors appointed by VelaTel.

3.2           HK Co and WFOE shall each have an executive director, who shall be designated by VelaTel.

3.3           VelaTel shall be responsible for the operation and management of WFOE.  NGSN shall be responsible for monitoring the operation of WFOE to ensure WOFE’s operations comply with relevant PRC rules on internet security, information security and national security.

3.4           WFOE shall assist NGSN’s Subsidiary on formulating its business development plan.  NGSN shall assist NGSN’s Subsidiary to obtain necessary licenses for conducting the business planned by NGSN, or shall obtain the necessary licenses in its own name, and then grant exclusive right of use to NGSN’s Subsidiary.  NGSN shall also assist NGSN’s Subsidiary to obtain government contract opportunities by using its resources.

3.5           The Parties shall make efforts to have New Co.be listed in a domestic or overseas stock market in about three years. VelaTel shall assist New Co in fulfilling such objective with its overseas financing resources and legal/financial professionals.

4.              Follow-up Actions

4.1           After the signing of this Agreement, the Parties shall jointly form a working group to promote the implementation of this Agreement. The working group shall consist of core management and technical staff of each Party, with Robert C. V. Chen, Executive VP and China GM to be the team leader of VelaTel, and Lu Bin, GM to be the team leader of NGSN.

4.2           VelaTel shall start with the formation of the entities comprising New Co, and endeavor its best efforts to establish New Co by the end of December 2011.

4.3           NGSN shall start to apply for 1.8G and 3.5G spectrum usage approval in the Business Territory, and endeavor its best efforts to obtain the approval by the end of March 2012.

4.4           The Parties shall start the drafting and negotiation of the Shareholders and Share Subscription Agreement and Service Agreement, the signing of which shall take place by the end of December 2011.

5.              Confidentiality

5.1           The confidential information in this Agreement includes this Agreement itself and the content it concerned, and any information obtained by one Party from the other Party or its affiliated company, during the execution and performance of this agreement, regarding its business, operation and marketing, technology etc., or document which has been taken confidential measures or marked as “Confidential”.

5.2           Both Parties guarantee that the confidential information shall only be used for the purpose related to this Agreement. Without the other Party’s written consent, neither Party shall disclose, publish, sell or transfer the confidential information in any way.

5.3           Either Party’s disclosure of confidential information according to the requirements of law or relevant supervision authority shall not be considered as breach of confidentiality obligation.

5.4          The confidentiality obligation of both Parties shall continue to be valid during the term of this agreement and continue for two years after this Agreement is terminated.

6.             Breach and Termination

6.1          Either Party that breaches this Agreement and causes loss to the other Party shall compensate the other Party’s loss arising from its breach, including but not limited to attorney fees and financial expenses that the other Party incurs for the execution and performance of this Agreement.

6.2          Before the date of expiration, this Agreement may be terminated through both Parties’ discussion.

7.             Governing Law and Dispute Resolution

7.1           This agreement and any dispute arising from it shall be governed and construed by Hong Kong law, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of Hong Kong and wholly to be performed within Hong Kong.

7.2           Any dispute relating to this Agreement shall be submitted to Hong Kong International Arbitration Center for resolution conducted pursuant to its procedural rules at the time of arbitration. The arbitration award shall be final and binding on both Parties, and may be enforced in any court of competent jurisdiction.  The prevailing Party in the arbitration shall be entitled to recover from the non-prevailing Party its reasonable attorney fees and other costs and expenses incurred in connection with the arbitration and/or any action to enforce the results of the arbitration.

8.              Others

8.1           Each Party shall bear its own expense arising from the execution and performance of this Agreement unless it is otherwise provided in this Agreement.

8.2           The Parties shall comply with all United States and Chinese laws and regulations applicable to the performance of their obligations under this Agreement and any anticipated follow-on agreement, including, but not limited to, the provisions of the United States Foreign Corrupt Practices Act.  Neither Party shall pay, promise to pay or authorize the payment of money or anything of value, directly or indirectly, to any person (whether a governmental official or a private individual) for the purpose of illegally or improperly inducing or attempting to induce any foreign official or political party or official thereof to make a buying decision or illegally or improperly assist New Co. in obtaining or retaining business, or to take any other action favorable to the Parties in connection with any proposed transaction between the Parties or a third party.

8.3           This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement and shall supersede all previous written or oral agreements between the Parties.

8.4           The annexes to this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

8.5           For matters that are not addressed in this Agreement, a supplementary agreement may be made by the Parties through discussion.

8.6           This Agreement is executed in both the English and Chinese language.  In the event of any conflict between the two languages on the meaning or interpretation of a word, phrase or clause in this Agreement, the English language version shall prevail.

8.7           This Agreement shall come into effect from the date that both Parties’ authorized representatives sign on this Agreement.

This Agreement has been signed by the authorized representatives of each Party on the date indicated above.

VelaTel Global Communications, Inc.

By: /s/ Colin Tay

Authorized representative：
Colin Tay
Title: President

Next Generation Special Network Communications Technology Co. Ltd

By: /s/ Tianli Sui

Authorized representative：
Tianli Sui
Title: General Manager

Annex 1

中华人民共和国
增值电信业务经营许可证

经营许可证编号: B2-20110126

根据《中华人民共和国电信条例》及国家有关规定，经审查，准许你公司按照本经营许可证（正文和附件）载明的内容经营增值电信业务，特颁发跨地区增值电信业务经营许可证。

公 司 名 称: 新一代专网通信技术有限公司

法定代表人: 仲玉梅

注 册 资 本: 人民币壹亿元

注 册 住 所: 北京市石景山区八大处高新科技园区西井路 3 号 1 号楼 182 房间

业 务 种 类: 第二类增值电信业务中的信息服务业务（不含固定网电话信息服务和互联网信息服务）

业务覆盖范围:（服务项目） 全国

签　发　人: 苗圩

发证机关(盖章):

发 证 日 期: 二〇一一年 八 月 一 日

有 效 期 至: 二〇一六年 八 月 一 日

Annex 1-1

Annex 2

ANNEX 2 TO BUSINESS AGREEMENT BETWEEN VELATEL AND NGSN

29 PRC CITIES WHERE VELATEL HAS PERFORMED ENGINEERING WORK

Beijing Changchun Changsha Chengdu Chongqing Dalian Fuzhou Guangzhou Guiyang Ha’erbin	Haikou Hangzhou Jinan Kunming Lanzhou Nanchang Nanjing Nanning Ningbo Qingdao	Shanghai Shenyang Shenzhen Shijiazhuang Taiyuan Wuhan Xi’an Xiamen Zhengzhou

 Annex 2-1